Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Improved First Quarter Results

CARLSTADT, N.J.--(BUSINESS WIRE)--August 25, 2011--Tel-Instrument Electronics Corp. (NYSE Amex: TIK) announced results for the first quarter ended June 30, 2011. Revenue for the quarter increased to $3.99 million compared to $2.46 million for the same quarter last year. Operating profit for the quarter increased to $213,771 compared to an operating loss of $433,010 for the year ago period. Net profit for the quarter totaled $175,849, or $0.06 per fully diluted share, as compared to a loss of $275,412, or $0.11 per fully diluted share, for the same period last year.

Jeff O’Hara, the Company’s President and CEO, indicated that: “the first quarter results were achieved by a solid team effort by the entire company. This represents the third consecutive quarter of profitable operations and has allowed the Company to strengthen its balance sheet and position ourselves for significant profitable growth beginning in the third quarter of the current fiscal year when volume production of our new products are scheduled to commence. During the first quarter, Tel has achieved several milestones including: (1) the production release on the $16.2 million CRAFT 708 contract; (2) securing a $599k contract from the Navy to add further functionality to the ITATS TACAN bench tester; and (3) completion of environmental and EMI testing for the TS-4530A program. As previously announced, Tel is also proceeding with its plans to move to a new larger and more modern facility this fall to accommodate our aggressive growth plans.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com